Amended and Restated

Schedule A

to

FROST FAMILY OF FUNDS

Rule 18f-3 Multiple Class Plan

dated February 25, 2019

	Institutional Class Shares	Investor Class Shares	A Class Shares
Frost Growth Equity Fund	X	X
Frost Value Equity Fund	X	X
Frost Mid Cap Equity Fund	X	X
Frost Total Return Bond Fund	X	X	X
Frost Credit Fund	X	X	X
Frost Low Duration Bond Fund	X	X
Frost Municipal Bond Fund	X	X
Frost Global Bond Fund	X	X	X